UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 17, 2009

Hythiam, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11150 Santa Monica Boulevard, Suite 1500 Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 444-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2009, Christopher Hassan resigned as a member of our board of directors.  He did not resign because of a disagreement on any matter relating to its operations, policies or practices.  We now have a majority of independent directors on the board, in compliance with Nasdaq Marketplace Rules.  In addition, independent director Jay Wolf will be added to and become chairman of the Audit Committee of our board of directors.

Item 8.01   Other Events.

On July 17, 2009, the staff of The NASDAQ Stock Market notified us that the staff has determined to grant us an extension to regain compliance with Nasdaq's minimum $10,000,000 stockholders' equity requirement set forth in Listing Rule 5450(b)(1)(A).

Nasdaq will continue to monitor our ongoing compliance with the stockholders' equity requirement.  We must regain compliance with the stockholders' equity requirement on or before August 27, 2009.  In the event we do not satisfy the terms, Staff will provide written notification that our securities will be delisted.  At that time, we may request a hearing on the Staff's determination before a Listing Qualifications Panel.  We would remain listed pending a conclusion of the hearing process.

Unless otherwise required by law, we disclaim any obligation to release publicly any updates or any changes in our expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hythiam, Inc.

July 17, 2009	By:	/s/ MAURICE HEBERT
Maurice Hebert
Chief Financial Officer